Exhibit 99.1

PRESS RELEASE

DREAMWORKS ANIMATION REPORTS

THIRD QUARTER 2009 FINANCIAL RESULTS

Glendale, California – October 27, 2009 – DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its third quarter ended September 30, 2009. In the quarter, the Company reported total revenue of $135.4 million and net income of $19.6 million, or $0.23 per share on a fully diluted basis. This compares to revenue of $151.5 million and net income of $37.4 million, or $0.41 per share on a fully diluted basis, for the same period in 2008. For the nine months ended September 30, 2009, the Company reported total revenue of $531.0 million and net income of $107.5 million, or $1.23 per share on a fully diluted basis. This compares to total revenue of $450.2 million and net income of $90.9 million, or $0.99 per share on a fully diluted basis, for the nine months ended September 30, 2008.

“Monsters vs. Aliens is off to a strong start in its initial home video release and we continue to see very good performance in home entertainment from our two 2008 titles and our catalogue,” said Jeffrey Katzenberg, CEO of DreamWorks Animation. “We had a solid third quarter, making progress toward DreamWorks Animation’s goals of growth and diversification. We look forward to building on our success in the fourth quarter and next year.”

Monsters vs. Aliens, the Company’s 2009 release, contributed $33.4 million of revenue to the quarter, driven by its continued performance at the worldwide box office as well as its initial release into the domestic home entertainment market on September 29, 2009. The film has now reached approximately $380 million in worldwide box office and an estimated 4.6 million home entertainment units sold, net of actual and estimated future returns.

The Company’s fall 2008 release, Madagascar: Escape 2 Africa, contributed $35.4 million of revenue to the quarter, primarily driven by international home entertainment and domestic pay television. Through the end of the third quarter, it reached an estimated 11.3 million home entertainment units sold worldwide, net of actual and estimated future returns.

Kung Fu Panda, the Company’s 2008 summer release, contributed approximately $21.9 million of revenue to the quarter, primarily driven by international pay television. Through the end of the third quarter, it reached an estimated 16.0 million home entertainment units sold worldwide, net of actual and estimated future returns.

The Company’s 2007 releases, Shrek the Third and Bee Movie, delivered $8.0 million and $3.4 million of revenue to the quarter, respectively, primarily driven by television and home entertainment. Flushed Away, the Company’s fall 2006 release, delivered $7.3 million of revenue to the quarter, primarily driven by international free television.

Library and other titles contributed $26.0 million of revenue to the quarter, including $10.0 million of revenue from Shrek The Musical. The Company recently announced that Shrek The Musical will play its final performance on Broadway on January 3, 2010. The earlier–than-anticipated closing resulted in approximately $0.03 per share of accelerated amortization expense for the production in the third quarter. In total, Shrek The Musical resulted in a $0.05 per share reduction in earnings for the third quarter.

“We plan to monetize Shrek The Musical in a number of ways going forward,” said Lew Coleman, Chief Financial Officer of DreamWorks Animation. “We are confident today that these will be profitable activities for DreamWorks Animation and look forward to launching the touring company in Chicago next summer.”

Costs of revenue for the quarter equaled $89.1 million. Selling, general and administrative expenses and product development totaled $24.8 million (including approximately $7.4 million of stock compensation expense) as compared to $29.9 million (including approximately $10.0 million of stock compensation expense) for the comparable period of 2008.

Results for the quarter include a tax benefit of approximately $2.5 million related to the Company’s tax sharing agreement with a former stockholder, which resulted in a lower effective tax rate. This benefit was partially offset by a $2.1 million increase in cost for the income tax benefit payable to the former stockholder (as shown on the consolidated statement of income before the line item, “income before income taxes”). The net benefit of $0.4 million, when combined with our research and development tax credit related to the prior year of approximately $1.8 million, resulted in an overall net increase to net income of $2.2 million, or an estimated $0.03 per share on a fully diluted basis.

Looking ahead to the remainder of the year, the Company’s fourth quarter results are expected to be driven primarily by its two new holiday television specials: Monsters vs. Aliens: Mutant Pumpkins from Outer Space and Merry Madagascar, both of which will air in primetime on NBC and the second of which will also be released into the home entertainment market in the fourth quarter. Monsters vs. Aliens’ continued home entertainment performance and Shrek the Third’s domestic network and international free television are also expected to contribute revenue to the Company in the fourth quarter.

Items related to the earnings press release for the third quarter of 2009 will be discussed in more detail on the Company’s third quarter 2009 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, October 27, 2009, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1074 in the U.S. and (612) 332-0107 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, October 27, 2009. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 117383 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series, live entertainment properties and online virtual worlds, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. All of DreamWorks Animation’s feature films are now being produced in 3D. The Company has theatrically released a total of 18 animated feature films, including the franchise properties, Shrek, Madagascar and Kung Fu Panda.

Contact:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications

(818) 695-3658

shannon.olivas@dreamworks.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$347,230	$262,644
Trade accounts receivable, net of allowance for doubtful accounts	1,312	4,550
Income taxes receivable	24,614	6,468
Receivable from Paramount, net of reserve for returns and allowance for doubtful accounts	111,032	186,522
Film costs, net	658,995	638,243
Prepaid expenses and other assets	44,532	31,453
Property, plant and equipment, net of accumulated depreciation and amortization	149,641	114,913
Deferred taxes, net	3,704	27,049
Goodwill	34,216	34,216

Total assets	$1,375,276	$1,306,058

Liabilities and Equity
Liabilities:
Accounts payable	$2,611	$7,499
Accrued liabilities	94,520	115,158
Payable to former stockholder	54,856	54,192
Deferred revenue and other advances	47,769	38,857
Borrowings and other debt	70,059	70,059

Total liabilities	269,815	285,765
Commitments and contingencies
Equity:
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 95,493,256 and 95,381,143 shares issued as of September 30, 2009 and December 31, 2008, respectively	955	954
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 11,419,461 shares issued and outstanding as of September 30, 2009 and December 31, 2008	114	114
Additional paid-in capital	907,141	876,651
Retained earnings	752,735	645,261
Less: Class A Treasury common stock, at cost, 20,149,343 and 17,432,728 shares as of September 30, 2009 and December 31, 2008, respectively	(558,425)	(505,628)

Total stockholders’ equity	1,102,520	1,017,352
Minority interest	2,941	2,941

Total equity	1,105,461	1,020,293

Total liabilities and equity	$1,375,276	$1,306,058

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Revenues	$135,448	$151,525	$530,962	$450,227
Costs of revenues	89,066	75,518	319,494	248,101

Gross profit	46,382	76,007	211,468	202,126
Product development	155	692	2,616	1,129
Selling, general and administrative expenses	24,687	29,180	70,209	82,914

Operating income	21,540	46,135	138,643	118,083
Interest income, net	237	2,312	1,755	7,769
Other income, net	2,191	1,444	5,256	3,301
Increase in income tax benefit payable to former stockholder	(2,130)	(7,760)	(29,160)	(25,200)

Income before income taxes	21,838	42,131	116,494	103,953
Provision for income taxes	2,230	4,780	9,020	13,010

Net income	$19,608	$37,351	$107,474	$90,943

Basic net income per share	$0.23	$0.42	$1.24	$1.00

Diluted net income per share	$0.23	$0.41	$1.23	$0.99

Shares used in computing net income per share:
Basic	85,882	89,281	86,402	90,667
Diluted	87,129	90,665	87,355	91,755

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2009	2008
	(in thousands)
Operating activities
Net income	$107,474	$90,943
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write off of film costs	266,024	225,884
Stock compensation expense	22,478	28,533
Depreciation and amortization	2,497	2,721
Revenue earned against deferred revenue and other advances	(69,146)	(58,419)
Deferred taxes, net	23,345	591
Change in operating assets and liabilities:
Trade accounts receivable	3,238	(11,497)
Receivable from Paramount	75,490	200,680
Film costs	(269,011)	(296,044)
Prepaid expenses and other assets	(13,710)	10,158
Accounts payable and accrued liabilities	(25,157)	1,910
Payable to former stockholder	664	(12,444)
Income taxes payable/receivable, net	(17,317)	(16,991)
Deferred revenue and other advances	84,964	88,877

Net cash provided by operating activities	191,833	254,902

Investing activities
Purchases of property, plant and equipment	(55,030)	(33,088)

Net cash used in investing activities	(55,030)	(33,088)

Financing Activities
Purchase of treasury stock	(52,797)	(177,840)
Receipts from exercise of stock options and excess tax benefits from employee equity awards	580	1,442

Net cash used in financing activities	(52,217)	(176,398)

Increase in cash and cash equivalents	84,586	45,416
Cash and cash equivalents at beginning of period	262,644	292,489

Cash and cash equivalents at end of period	$347,230	$337,905

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net	$3,347	$29,271

Cash paid during the period for interest, net of amounts capitalized	$506	$719